Exhibit 10.52

AGREEMENT

This AGREEMENT (this “Agreement”) is entered into as of December 6, 2022, by and among BioLife4D Corporation, a Delaware corporation (the “Company”), and BioLife4D - SM Trust (the “Trust”).

WHEREAS, the Company has become indebted to Fifth Third Bank National Association (the “Bank”) pursuant to a loan made by the Bank to the Company in the original principal amount of $500,000 (the “Loan”);

WHEREAS, as a condition to the Bank’s agreement to make the Loan to the Company, the Trust has provided cash collateral to secure the Loan in the amount of $500,000 (the “Collateral”); and

WHEREAS, in consideration of the Trust providing the Collateral to the Bank in connection with the Loan, the Company has agreed to reimburse the Trust for all interest, costs, expenses and other amounts incurred by the Trust in connection with the Loan and the provision of the Collateral.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trust hereby agree as follows:

1. Reimbursement. In the event that the Trust incurs any interest, costs, expenses and other amounts in connection with the Loan (the “Trust Costs”), the Company shall, within five days following written request from the Trust, reimburse the Trust for any and all Trust Costs. The Trust shall provide the Company with reasonable documentation evidencing all such Trust Costs.

2. Authority. The Company has the full authority to execute, deliver, and perform under this Agreement and this Agreement constitutes the legal, valid, and binding obligation of the Company.

3. Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BIOLIFE4D - SM TRUST		BIOLIFE4D CORPORATION

By:	/s/ Steven R. Morris	By:	/s/ Steven R. Morris
Name:	Steven R. Morris	Name:	Steven R. Morris
Title:	Trustee	Title:	CEO

[Signature Page to Agreement]